Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	For Immediate Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President & CFO	Vice President of Investor Relations
	732-747-7800	732-747-7800

K. HOVNANIAN ENTERPRISES, INC. ANNOUNCES EXPIRATION OF TENDER OFFER AND RELATED CONSENT SOLICITATION AND INTENDED REDEMPTION OF NOTES

RED BANK, NJ, September 7, 2016 – Hovnanian Enterprises, Inc. (NYSE: HOV) (the “Company”) announced today that its wholly-owned subsidiary’s, K. Hovnanian Enterprises, Inc. (“K. Hovnanian”), previously announced tender offer (the “Tender Offer”) to purchase for cash any and all of its 8.625% Senior Notes due 2017 (the “Notes”) and related solicitation of consents (the “Consent Solicitation” and together with the “Tender Offer”, the “Tender Offer and Consent Solicitation”) expired today at 8:30 a.m., New York City time. Notes tendered in the Tender Offer were less than 90% of the aggregate outstanding principal amount of Notes on July 29, 2016 (the “Minimum Participation Amount”), which was a condition to the Tender Offer and Consent Solicitation.

As a result, K. Hovnanian will not accept for purchase or pay for any Notes tendered pursuant to the Tender Offer and the proposed amendments to the indenture under which the Notes were issued (the “Notes Indenture”) that were the subject of the Consent Solicitation will not be effected. K. Hovnanian has instructed the depositary and information agent to promptly return all Notes previously tendered to the tendering holders.

Concurrently with the launch of the Tender Offer and Consent Solicitation, the Company and K. Hovnanian entered into financing commitments (collectively, the “Financings”) with affiliates of a certain investment manager. K. Hovnanian intends to use a portion of the net cash proceeds of the Financings to call the Notes for redemption at the closing of the Financings, which is expected to occur on September 8, 2016. The Notes will be redeemed for cash at a price equal to 100% of the principal amount of the Notes plus a make-whole payment together with accrued and unpaid interest on the Notes up to, but excluding, the redemption date (the “Redemption Price”). K. Hovnanian expects to deposit funds sufficient to pay the Redemption Price and to satisfy and discharge the Notes Indenture on the closing date of the Financings. Upon satisfaction and discharge of the Notes Indenture, the restrictive covenants and events of default contained therein will cease to have effect. The aggregate outstanding principal amount of the Notes is $121,043,000.

This press release is neither an offer to purchase or sell nor a solicitation of an offer to sell or buy the Notes or any other securities of the Company, including the securities to be issued in the Financings. The securities to be issued in the Financings have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold within the United States or to U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington, D.C. and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes, Brighton Homes® and Parkwood Builders. As the developer of K. Hovnanian’s® Four Seasons communities, the Company is also one of the nation’s largest builders of active lifestyle communities.

Forward-Looking Statements

All statements in this press release that are not historical facts should be considered as “Forward-Looking Statements”. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic, industry and business conditions and impacts of the sustained homebuilding downturn; (2) adverse weather and other environmental conditions and natural disasters; (3) levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness; (4) the Company's sources of liquidity; (5) changes in credit ratings; (6) changes in market conditions and seasonality of the Company’s business; (7) the availability and cost of suitable land and improved lots; (8) shortages in, and price fluctuations of, raw materials and labor; (9) regional and local economic factors, including dependency on certain sectors of the economy, and employment levels affecting home prices and sales activity in the markets where the Company builds homes; (10) fluctuations in interest rates and the availability of mortgage financing; (11) changes in tax laws affecting the after-tax costs of owning a home; (12) operations through joint ventures with third parties; (13) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws and the environment; (14) product liability litigation, warranty claims and claims made by mortgage investors; (15) levels of competition; (16) availability and terms of financing to the Company; (17) successful identification and integration of acquisitions; (18) significant influence of the Company’s controlling stockholders; (19) availability of net operating loss carryforwards; (20) utility shortages and outages or rate fluctuations; (21) geopolitical risks, terrorist acts and other acts of war; (22) increases in cancellations of agreements of sale; (23) loss of key management personnel or failure to attract qualified personnel; (24) information technology failures and data security breaches; (25) legal claims brought against us and not resolved in our favor; and (26) certain risks, uncertainties and other factors described in detail in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 and subsequent filings with the Securities and Exchange Commission. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.